UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2016

GRUBHUB INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36389	46-2908664
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Washington Street, Suite 2100, Chicago, Illinois		60602
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 585-7878

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 29, 2016, Grubhub Inc., a Delaware corporation (the “Company”), as guarantor, and Grubhub Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Grubhub Holdings”), as borrower, entered into a Credit Agreement (the “Credit Agreement”), with Citibank, N.A., as administrative agent, and Citibank, N.A. and BMO Capital Markets Corp., as co-lead arrangers and joint bookrunners, and the other lenders party thereto.

The Credit Agreement provides, among other things, for (a) revolving loans in an aggregate principal amount at any one time outstanding not to exceed $185,000,000, subject to an increase of up to an additional $30,000,000 pursuant to the terms and conditions of the Credit Agreement (the “Commitment Amount”), (b) issuances of letters of credit in a maximum aggregate principal amount at any one time outstanding not to exceed $10,000,000 (as a sublimit of the Commitment Amount), and (c) swing line loans in an aggregate principal amount at any one time outstanding not to exceed $10,000,000 (as a sublimit of the Commitment Amount). The credit facility will be available to the Company until April 28, 2021. Grubhub Holdings intends to use amounts available under the Credit Agreement for general corporate purposes, including funding working capital and acquisitions.

Under the Credit Agreement, loans bear interest, at Grubhub Holdings’ option, based on LIBOR or an alternate base rate, plus a margin, in the case of LIBOR loans, of between 1.25% and 2.00% and, in the case of alternate base rate loans, of between 0.25% and 1.00%, in each case, based upon the Company’s consolidated leverage ratio (as defined in the Credit Agreement).  The Company is required to pay a commitment fee on the undrawn portion available under the revolving loan facility of between 0.20% and 0.30% per annum, based upon the Company’s consolidated leverage ratio.

Grubhub Holdings’ obligations under the Credit Agreement are guaranteed by the Company and its domestic subsidiaries. The obligations under the Credit Agreement and the guarantees are secured by a lien on substantially all of the tangible and intangible property of the Company and the domestic subsidiaries that are guarantors, and by a pledge of all of the equity interests of the Company’s domestic subsidiaries.

The Credit Agreement contains customary covenants that, among other things, require the Company to satisfy certain financial covenants and restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, create liens, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in any amounts outstanding under the Credit Agreement becoming immediately due and payable and termination of the commitments.

The banks party to the Credit Agreement and/or their affiliates have from time to time provided, and/or may in the future provide, various financial advisory, commercial banking, investment banking and other services to the Company and its affiliates, for which they receive or may receive customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition

On May 3, 2016, the Company issued a press release reporting the Company’s results for the first quarter ended March 31, 2016.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Information in this report, including the exhibit hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing of the Company with the Securities and Exchange Commission, whether made before or after the date hereof, regardless of any general incorporation by reference language in such filings except as otherwise expressly stated in such a filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Credit Agreement in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)Exhibits

The following exhibit is furnished with this report:

Exhibit Number	Description

10.1

Credit Agreement, dated as of April 29, 2016, by and among the Company, Grubhub Holdings Inc., Citibank, N.A. and BMO Capital Markets Corp., as co-lead arrangers and joint bookrunners, the other lenders party thereto, and Citibank, N.A., as administrative agent.

99.1	Press Release issued by GrubHub Inc. on May 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRUBHUB INC.

Date: May 3, 2016	By:	/s/ Adam DeWitt
Adam DeWitt
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Credit Agreement, dated as of April 29, 2016, by and among the Company, Grubhub Holdings Inc., Citibank, N.A. and BMO Capital Markets Corp., as co-lead arrangers and joint bookrunners, the other lenders party thereto, and Citibank, N.A., as administrative agent.

99.1	Press Release issued by GrubHub Inc. on May 3, 2016.